Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 1, 2013		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2013 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $1.1 billion bank holding company with two bank subsidiaries, announced its financial results for the second quarter of 2013.  Premier realized income of $3,109,000 (35 cents per share) during the quarter ending June 30, 2013, a 48.6% increase from the $2,092,000 of net income reported for the second quarter of 2012.  The increase in income in 2013 is largely due to an increase in interest income (primarily on loans), a decrease in interest expense, a decrease in non-interest expense, and a decrease in the provision for loan losses.  On a diluted per share basis, Premier earned $0.35 during the second quarter of 2013 compared to $0.22 per share earned during the second quarter of 2012.  For the first half of 2013 Premier realized net income of $5,613,000 (63 cents per diluted share) compared to $4,311,000 (53 cents per diluted share) earned during the first half of 2012.

President and CEO Robert W. Walker commented, “We continue to be pleased with our earnings and per share results.  While some of our income was the result of the successful resolution of a few of our non-performing assets and a lower provision for loan losses, our operating expenses continue to decline, interest expense continues to decrease due to the extended low interest rate environment and new loan volume is more than offsetting principal payments and payoffs of existing loans.  We believe all three bode well for our future earnings performance.  We continue to realize opportunities to liquidate troubled assets for reasonable values and are working hard to reduce our non-performing loans outstanding.”

Net interest income for the quarter ending June 30, 2013 totaled $11.093 million, compared to $10.308 million of net interest income earned during the second quarter of 2012.  When compared to the second quarter of 2012, net interest income increased by $785,000, or 7.6%, largely due to a $679,000 increase in interest income on loans and a $383,000 decrease in interest expense paid on deposits.  In the second quarter of 2013, interest income on loans included $770,000 from the recognition of deferred interest and purchase discounts on non-accrual loans liquidated during the quarter.  Otherwise, a $91,000 decrease in interest income on loans and a $316,000, or 16.8%, decrease in interest income from investments was more than offset by $424,000 of interest expense savings during the second quarter of 2013.  When compared to the second quarter of 2012, interest expense on deposits decreased by $383,000, or 26.7%, during the second quarter of 2013, while interest expense on short- and long-term borrowings decreased by $41,000, or 19.4%, during the second quarter of 2013.

During the quarter ending June 30, 2013, Premier recorded a $70,000 negative provision for loan losses compared to a $750,000 positive provision for loan losses recorded during the same period of 2012.  The decrease in the provision expense in 2013 is largely due to loan recoveries recorded during the quarter and a decrease in estimated credit risk of performing loans within the total loan portfolio, as well as payments received on impaired loans which have reduced the estimated level of credit risk on those loans.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The extended decline in economic conditions is still having an impact on borrowers’ repayment abilities; however both non-accrual loans and accruing loans 90+ days past due have decreased since year-end 2012.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans decreased by $1.1 million in the second quarter of 2013 when compared to the same quarter of 2012, while recoveries of loans previously charged-off increased by $7,000 during the same period comparison.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending June 30, 2013 totaled $6.228 million compared to $6.434 million in the second quarter of 2012.  The $206,000 decrease in net overhead when compared to the second quarter of 2013 is largely due to reductions in loan collection expenses, taxes not on income, FDIC insurance expense and amortization of intangible assets.  Non-interest income decreased by $51,000, or 3.1%, in the second quarter of 2013 when compared to the second quarter of 2012, largely due to a $26,000, or 3.0%, decrease in service charges on deposit accounts, and a $56,000 decrease in secondary market mortgage income.  These decreases were partially offset by a $36,000 increase in income from other banking services.  Non-interest expenses decreased by $257,000, or 3.2%, in the second quarter of 2013 compared to the second quarter of 2012.  Decreases in non-interest expenses include a $55,000, or 29.9%, decrease in collection costs, a $39,000, or 20.5%, decrease in local non-income based taxes, and a $39,000, or 16.3%, decrease in FDIC insurance expense.  Other decreases in non-interest expenses include a $13,000 decrease in staff costs, an $18,000 decrease in occupancy and equipment expense, an $18,000 decrease in data processing costs and a $21,000 decrease in expenses on other real estate owned.

Total assets as of June 30, 2013 were down $15.8 million, or 1.4%, from the $1.1 billion of total assets at year-end 2012.  The decrease in total assets since year-end is largely due to a $25.9 million, or 9.1%, decrease in investment securities, partially offset by a $9.7 million, or 1.4%, increase in total loans outstanding.  The proceeds from the net reduction in these earning assets were used to satisfy a $17.6 million reduction in customer repurchase agreements and to reduce other borrowings by $1.0 million, or 6.5%.  Partially offsetting these reductions was a $2.4 million, 0.3%, increase in total deposits, including a $1.1 million, or 0.6%, increase in non-interest bearing deposits, a $9.6 million, or 4.6%, increase in savings deposits and a $5.0 million, or 3.5%, increase in time deposits over $100,000.  Shareholders’ equity of $144.6 million equalled 13.1% to total assets at June 30, 2013, which compares to shareholders’ equity of $144.3 million or 12.9% of total assets at December 31, 2012.  The increase in shareholders’ equity was largely due to the $5.6 million of net income during the first six months of 2013 partially offset by dividends declared on common stock and Premier’s Series A Preferred Stock.  Also decreasing total shareholders’ equity at June 30, 2013 was a $3.7 million, net of tax, decrease in the market value of the investment portfolio available for sale due to the recent rise in long-term interest rates.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the period ending June 30, 2013

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six-Months Ended
	June 30	June 30	June 30	June 30
	2013	2012	2013	2012
Interest Income	12,317	11,956	23,732	26,172
Interest Expense	1,224	1,648	2,499	3,446
Net Interest Income	11,093	10,308	21,233	22,726
Provision for Loan Losses	(70)	750	500	1,700
Net Interest Income after Provision	11,163	9,558	20,733	21,026
Non-Interest Income	1,581	1,632	3,226	3,149
Non-Interest Expenses	7,809	8,066	15,196	16,660
Income Before Taxes	4,935	3,124	8,763	7,515
Income Taxes	1,826	1,032	3,150	2,593
NET INCOME	3,109	2,092	5,613	4,922
Preferred Stock Dividends and Accretion	165	306	330	611
Net Income Available to Common Shareholders	2,944	1,786	5,283	4,311

EARNINGS PER SHARE	0.37	0.23	0.66	0.54
DILUTED EARNINGS PER SHARE	0.35	0.22	0.63	0.53
DIVIDENDS PER SHARE	0.11	0.00	0.22	0.00

Charge-offs	141	1,259	392	1,780
Recoveries	67	60	602	147
Net charge-offs (recoveries)	74	1,199	(210)	1,633

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2013	2012
ASSETS
Cash and Due From Banks	27,903	32,473
Interest Bearing Bank Balances	38,161	33,536
Federal Funds Sold	4,266	4,236
Securities Available for Sale	258,120	283,975
Loans (net)	702,079	693,137
Other Real Estate Owned	13,556	13,366
Other Assets	28,572	27,468
Goodwill and Other Intangible Assets	32,292	32,596
TOTAL ASSETS	1,104,949	1,120,787

LIABILITIES & EQUITY
Deposits	932,944	930,583
Fed Funds/Repurchase Agreements	8,515	26,102
Other Borrowings	15,000	16,049
Other Liabilities	3,846	3,757
TOTAL LIABILITIES	960,305	976,491
Preferred Stockholders’ Equity	11,926	11,896
Common Stockholders’ Equity	132,718	132,400
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,104,949	1,120,787

TOTAL BOOK VALUE PER COMMON SHARE	16.57	16.63
Tangible Book Value per Common Share	12.54	12.53

Non-Accrual Loans	23,283	25,806
Loans 90 Days Past Due and Still Accruing	2,163	3,890